Exhibit 99.1

BRINKER INTERNATIONAL REPORTS FOURTH QUARTER AND FISCAL YEAR 2019 RESULTS
DALLAS (August 13, 2019) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal fourth quarter and year ended June 26, 2019.
Highlights include the following:

•
Earnings per diluted share, on a GAAP basis, in the fourth quarter of fiscal 2019 increased 20.8% to $1.22 compared to $1.01 in the fourth quarter of fiscal 2018. Earnings per diluted share, on a GAAP basis, in fiscal 2019 increased 45.6% to $3.96 compared to $2.72 in fiscal 2018

•
Earnings per diluted share, excluding special items, in the fourth quarter of fiscal 2019 increased 14.3% to $1.36 compared to $1.19 in the fourth quarter of fiscal 2018. Earnings per diluted share, excluding special items, in fiscal 2019 increased 12.3% to $3.93 compared to $3.50 in fiscal 2018 (see non-GAAP reconciliation below)

•
Brinker International’s Company sales in the fourth quarter of fiscal 2019 increased 1.7% to $804.8 million compared to the fourth quarter of fiscal 2018. Total revenues in the fourth quarter of fiscal 2019 increased 2.1% to $834.1 million compared to the fourth quarter of fiscal 2018

•
Chili’s company-owned comparable restaurant sales increased 1.5% in the fourth quarter of fiscal 2019 compared to the fourth quarter of fiscal 2018. Chili’s company-owned comparable restaurant sales increased 2.3% in fiscal 2019 compared to fiscal 2018. Chili’s U.S. franchise comparable restaurant sales increased 0.9% in the fourth quarter of fiscal 2019 compared to the fourth quarter of fiscal 2018

•
Maggiano’s company-owned comparable restaurant sales decreased 0.2% in the fourth quarter of fiscal 2019 compared to the fourth quarter of fiscal 2018. Maggiano’s company-owned comparable restaurant sales increased 0.6% in fiscal 2019 compared to fiscal 2018

•	Chili’s international franchise comparable restaurant sales decreased 0.5% in the fourth quarter of fiscal 2019 compared to the fourth quarter of fiscal 2018

•
Operating income, as a percentage of Total revenues, was 7.7% in the fourth quarter of fiscal 2019 compared to 8.6% in the fourth quarter of fiscal 2018 representing a decrease of approximately 90 basis points

•
Restaurant operating margin, as a percentage of Company sales, was 14.9% in the fourth quarter of fiscal 2019 which included the impact of the sale leaseback transactions and adopting the new revenue accounting standard (“ASC 606”), compared to 15.9% in the fourth quarter of fiscal 2018 (see non-GAAP reconciliation below). Excluding the impact of the sale leaseback transactions and ASC 606, Restaurant operating margin in the fourth quarter of fiscal 2019 would have increased to 16.5% (see non-GAAP reconciliation below)

•
Cash flows provided by operating activities in the fifty-two week period ended June 26, 2019 was $212.7 million and capital expenditures totaled $167.6 million resulting in free cash flow of $45.1 million (see non-GAAP reconciliation below) which was reduced by $78.6 million in cash tax payments related to the gain on the sale leaseback transactions. Proceeds from sale leaseback transactions of $485.9 million are included in Cash flows provided by investing activities

•
The Company’s Board of Directors approved a quarterly dividend of $0.38 per share on the common stock of the Company. The dividend will be payable September 26, 2019 to shareholders of record as of September 6, 2019

“The fourth quarter marked our 5th consecutive quarter of positive same store sales and our sixth consecutive quarter to out-perform the category in traffic”, said Wyman Roberts, CEO and President. “Our continued focus on improving the guest experience and providing everyday value is a long term strategy that continues to deliver solid results.”
QUARTERLY OPERATING PERFORMANCE
Company Sales and Company Restaurant Expenses
Chili’s Company sales in the fourth quarter of fiscal 2019 increased 2.0% to $701.9 million from $688.2 million in the fourth quarter of fiscal 2018 primarily due to an increase in comparable restaurant sales driven by an increase in To Go sales. As compared to the fourth quarter of fiscal 2018, Chili’s restaurant operating margin(1) declined. This was primarily driven by Chili’s Restaurant expenses, as a percentage of Company sales, which increased compared to the fourth quarter of fiscal 2018 primarily due to higher rent expenses associated with the new operating leases entered into during fiscal 2019 as part of the sale leaseback transactions and the impact of adopting ASC 606, partially offset by sales leverage. Cost of sales, as a percentage of Company sales, increased compared to the fourth quarter of fiscal 2018 primarily due to unfavorable menu item mix and produce commodity pricing, partially offset by increased menu pricing. These increases were partially offset by Restaurant labor, as a percentage of Company sales, which decreased compared to the fourth quarter of fiscal 2018 due to lower manager expenses, lower employee health insurance expenses and sales leverage impact, partially offset by higher wage rates.
Maggiano’s Company sales in the fourth quarter of fiscal 2019 decreased 0.3% to $102.9 million from $103.2 million in the fourth quarter of fiscal 2018 primarily due to a decrease in comparable restaurant sales. As compared to the fourth quarter of fiscal 2018, Maggiano’s restaurant operating margin(1) declined. This was primarily driven by Cost of sales, as a percentage of Company sales, which increased compared to the fourth quarter of fiscal 2018 primarily due to unfavorable menu item mix and commodity pricing, partially offset by increased menu pricing. These increases were partially offset by a decrease in Restaurant labor, as a percentage of Company sales, primarily due to lower manager expenses, partially offset by sales deleverage. Restaurant expenses, as a percentage of Company sales remained flat compared to the fourth quarter of fiscal 2018.

(1)
Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses and excludes Depreciation and amortization expenses (see non-GAAP reconciliation below).

Franchise and Other Revenues
Franchise and other revenues in the fourth quarter of fiscal 2019 increased 14.0% to $29.3 million from $25.7 million in the fourth quarter of fiscal 2018 primarily due to the adoption of ASC 606 during fiscal 2019. Please refer to “REVENUE RECOGNITION UPDATE” section below for more details on the new revenue standard. Brinker franchisees generated approximately $331.7 million in sales(2) in the fourth quarter of fiscal 2019.

(2)	Royalty revenues are recognized based on the sales generated and reported to the Company by franchisees.
Other
Depreciation and amortization expenses in the fourth quarter of fiscal 2019 increased $0.4 million compared to the fourth quarter of fiscal 2018 primarily due to additions for existing restaurants primarily related to Chili’s remodels, an increase in capital leases, and new restaurants additions, partially offset by an increase in fully depreciated assets, the reduction of restaurants assets sold as part of the sale leaseback transactions and restaurant closures.
General and administrative expenses in the fourth quarter of fiscal 2019 increased $5.2 million compared to the fourth quarter of fiscal 2018 primarily due to higher performance-based compensation expenses and increased rent expenses related to the new corporate headquarters.
Income Taxes
On a GAAP basis, the effective income tax rate in the fourth quarter of fiscal 2019 decreased to 5.1% compared to 20.4% in the fourth quarter of fiscal 2018. This decrease was driven primarily by the positive impact of the lower statutory tax rate due to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) that was enacted during fiscal 2018. The

Tax Act lowered the federal statutory tax rate from 35.0% to 21.0% effective January 1, 2018. The decrease was also driven by an increase in the FICA tax credit and foreign tax deduction. Excluding the impact of special items (see non-GAAP reconciliation below for details), the effective income rate decreased to 10.1% in the fourth quarter of fiscal 2019 compared to 19.8% in the fourth quarter of fiscal 2018.
FISCAL 2020 OUTLOOK
We estimate earnings per diluted share, excluding special items, will be in the range of $4.15 to $4.35. We believe providing estimated guidance for fiscal 2020 earnings per diluted share, excluding special items, provides investors the appropriate insight into our ongoing operating performance. Estimated earnings are based on the following:

•
We expect to acquire 116 Chili’s restaurants in the first quarter of fiscal 2020 from our franchisee, ERJ Dining. The impact of this acquisition has been included within the fiscal 2020 guidance provided

•	Revenues are expected to be up approximately 9.0% to 10.0% primarily due to the acquisition of the 116 Chili’s restaurants

•	Comparable restaurant sales are expected to be up 1.75% to 2.50%

•	Restaurant operating margin is expected to be down approximately 20 basis points to flat

•	Capital expenditures are expected to be $140.0 million to $150.0 million

•	General and administrative expense is expected to remain flat

•	Excluding the impact of special items, the effective income tax rate is expected to be approximately 10.5% to 11.5%

•	Free cash flow is expected to be $160.0 million to $175.0 million

•
Effective fiscal 2020, we have adopted the new US GAAP leasing standard (Topic 842) using the cumulative effect transition method and therefore no prior periods will be restated. We do not expect the new leasing standard to have a significant impact on earnings. The impact of the new leasing standard has been included within the fiscal 2020 guidance provided

We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort. As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding GAAP measures. If special items are reported during fiscal 2020, reconciliations to the appropriate GAAP measures will be provided.
COMPARABLE RESTAURANT SALES
The tables below present the percentage change in company-owned and franchise comparable restaurant sales in the quarter and year-to-date comparative periods as described below:
Q4 19 and Q4 18

	Comparable Sales(1)		Price Impact		Mix-Shift(2)		Traffic
	Q4: 19 vs 18	Q4: 18 vs 17	Q4: 19 vs 18	Q4: 18 vs 17	Q4: 19 vs 18	Q4: 18 vs 17	Q4: 19 vs 18	Q4: 18 vs 17
Company-owned	1.2%	0.6%	3.6%	(0.7)%	(1.8)%	0.6%	(0.6)%	0.7%
Chili’s	1.5%	0.6%	3.9%	(1.0)%	(1.9)%	0.8%	(0.5)%	0.8%
Maggiano’s	(0.2)%	0.3%	1.6%	1.7%	(0.5)%	0.2%	(1.3)%	(1.6)%
Chili’s franchise(3)	0.4%	(1.4)%
U.S.(4)	0.9%	(0.6)%
International	(0.5)%	(2.9)%
Chili’s domestic(4)(5)	1.3%	0.3%
System-wide(6)	1.0%	0.0%

FY 19 and FY 18

	Comparable Sales(1)		Price Impact		Mix-Shift(2)		Traffic
	FY: 19 vs 18	FY: 18 vs 17	FY: 19 vs 18	FY: 18 vs 17	FY: 19 vs 18	FY: 18 vs 17	FY: 19 vs 18	FY: 18 vs 17
Company-owned	2.1%	(1.0)%	1.7%	1.3%	(1.7)%	1.1%	2.1%	(3.4)%
Chili’s	2.3%	(1.1)%	1.7%	1.3%	(1.7)%	1.2%	2.3%	(3.6)%
Maggiano’s	0.6%	0.1%	1.5%	1.1%	(0.5)%	0.6%	(0.4)%	(1.6)%
Chili’s franchise(3)(4)	0.1%	(2.2)%
U.S.	2.0%	(1.8)%
International	(3.0)%	(2.7)%
Chili’s domestic(5)	2.2%	(1.3)%
System-wide(6)	1.5%	(1.3)%

(1)	Comparable restaurant sales include all restaurants that have been in operation for more than 18 months. Amounts are calculated based on comparable current period versus same period a year ago.

(2)	Mix-shift is calculated as the year-over-year percentage change in Company sales resulting from the change in menu items ordered by guests.

(3)
Chili’s franchise sales generated by franchisees are not included in revenues in the Consolidated Statements of Comprehensive Income; however, we generate royalty revenues and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations.

(4)
Chili’s franchise U.S. comparable sales and Chili’s domestic comparable sales for the Q4: 18 vs 17 period were restated due to a change in franchise reported sales. System-wide comparable sales for the Q4: 18 vs 17 period were not affected by this restatement. Chili’s franchise sales for the FY: 18 vs 17 period were restated due to a change in franchise reported sales. Chili’s domestic and System-wide comparable sales for the FY: 18 vs 17 period were not affected by this restatement.

(5)	Chili’s domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili’s restaurants in the United States.

(6)
System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise-operated Chili’s restaurants.

NON-GAAP MEASURES
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the Company’s financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in the tables below.

Reconciliation of Net Income and Earnings Per Share Excluding Special Items
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results. The following reconciliations are presented in millions, except per diluted share amounts.
Q4 19 and Q4 18

	Q4 19	EPS Q4 19	Q4 18	EPS Q4 18
Net income	$46.7	$1.22	$43.8	$1.01
Special items (1)	8.7	0.22	9.3	0.21
Income tax effect related to special items (2)	(2.1)	(0.05)	(2.9)	(0.06)
Special items, net of taxes	6.6	0.17	6.4	0.15
Adjustment for special tax items (3)	(1.2)	(0.03)	1.4	0.03
Net income excluding special items	$52.1	$1.36	$51.6	$1.19
FY 19 and FY 18

	FY 19	EPS FY 19	FY 18	EPS FY 18
Net income	$154.9	$3.96	$125.9	$2.72
Special items (1)	(1.1)	(0.03)	34.5	0.74
Income tax effect related to special items (2)	0.3	0.01	(10.4)	(0.22)
Special items, net of taxes	(0.8)	(0.02)	24.1	0.52
Adjustment for special tax items (3)	(0.6)	(0.01)	12.1	0.26
Net income excluding special items	$153.5	$3.93	$162.1	$3.50

(1)
Special items in the fourth quarter of fiscal 2019 consist of a $7.9 million charge in Other (gains) and charges, and a $0.8 million of incremental depreciation expenses associated with a change in estimated useful life of certain restaurant-level long-lived assets. Special items in the fourth quarter of fiscal 2018 consist of a $9.3 million charge in Other (gains) and charges.

Special items in fiscal 2019 consist of a $4.5 million gain in Other (gains) and charges, partially offset by $3.4 million of incremental depreciation expenses associated with a change in estimated useful life of certain restaurant-level long-lived assets. Special items in fiscal 2018 consist of a $34.5 million charge in Other (gains) and charges.
Footnote “(2)” to the Consolidated Statements of Comprehensive Income contains additional details on the composition of Other (gains) and charges for each period presented.

(2)	Income tax effect related to special items is based on the statutory tax rate in effect at the end of each period presented.

(3)
Adjustment for special tax items in the fourth quarter of fiscal 2019 primarily relates to favorable resolution of liabilities established for uncertain tax positions and realization of tax benefits not previously recognized. Adjustment for special tax items in the fourth quarter of fiscal 2018 primarily relates to the tax impact from the Tax Act re-measurement of deferred taxes resulting from the tax rate decrease from 35.0% to 21.0% and the tax impact from IRS settlements and excess tax shortfalls associated with stock-based compensation.

Adjustment for special tax items in fiscal 2019 primarily relates to favorable resolution of liabilities established for uncertain tax positions, realization of tax benefits not previously recognized and tax shortfalls associated with stock based compensation. Adjustment for special tax items in fiscal 2018 primarily relates to the tax impact from the Tax Reform re-measurement of deferred taxes resulting from the tax rate decrease from 35.0% to 21.0% and the tax impact from IRS settlements and excess tax shortfalls associated with stock-based compensation.

Reconciliation of Restaurant Operating Margin
Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. This non-GAAP measure is not indicative of overall company performance and profitability in that this measure does not directly accrue benefit to the shareholders due to the nature of costs excluded. We define Restaurant operating margin as Company sales less Company restaurant expenses, including Cost of sales, Restaurant labor and Restaurant expenses. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at company-owned restaurants, corporate General and administrative expenses, Depreciation and amortization, and Other (gains) and charges.
Restaurant operating margin excludes Franchise and other revenues which are earned primarily from franchise royalties and other non-food and beverage revenue streams such as banquet service charges, digital entertainment revenues and gift card breakage. Depreciation and amortization expenses, substantially all of which is related to restaurant-level assets, is excluded because such expenses represent historical costs which do not reflect current cash outlays for the restaurants. General and administrative expenses include primarily non-restaurant-level costs associated with support of the restaurants and other activities at our corporate offices and are therefore excluded. We believe that excluding special items, included within Other (gains) and charges, from Restaurant operating margin provides investors with a clearer perspective of the Company’s ongoing operating performance and a more useful comparison to prior period results. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.

The adoption of the new revenue standard, ASC 606, in fiscal 2019 changed the presentation and recording of certain items contained within Franchise and other revenues, Operating income, and Restaurant operating margin. The adoption did not have a significant impact. For more details about the impact of adopting the new revenue standard please refer to the “REVENUE RECOGNITION UPDATE” section below. The following reconciliations are presented in millions, except percentages.
Q4 19 and Q4 18

	Q4 19	Adjustments (1)	Q4 19 Adjusted	Q4 18
Operating income - GAAP	$64.0	$—	$64.0	$70.4
Operating income as a percentage of Total revenues	7.7%	—%	7.7%	8.6%

Operating income - GAAP	$64.0	$6.3	$70.3	$70.4
Less: Franchise and other revenues	(29.3)	6.9	(22.4)	(25.7)
Plus: Depreciation and amortization	38.1	—	38.1	37.7
General and administrative	39.1	—	39.1	33.9
Other (gains) and charges	7.9	—	7.9	9.3
Restaurant operating margin - non-GAAP	$119.8	$13.2	$133.0	$125.6
Restaurant operating margin as a percentage of Company sales	14.9%	1.6%	16.5%	15.9%
FY 19 and FY 18

	FY 19	Adjustments (1)	FY 19 Adjusted	FY 18
Operating income - GAAP	$230.7	$—	$230.7	$226.1
Operating income as a percentage of Total revenues	7.2%	—%	7.2%	7.2%

Operating income - GAAP	$230.7	$26.1	$256.8	$226.1
Less: Franchise and other revenues	(111.7)	24.6	(87.1)	(93.9)
Plus: Depreciation and amortization	147.6	—	147.6	151.4
General and administrative	149.1	—	149.1	136.0
Other (gains) and charges	(4.5)	—	(4.5)	34.5
Restaurant operating margin - non-GAAP	$411.2	$50.7	$461.9	$454.1
Restaurant operating margin as a percentage of Company sales	13.2%	1.7%	14.9%	14.9%

(1)	Adjustments include the impact of the Q4 19 and FY 19 additional rent expense associated with the sale leaseback transactions, and the impact of adopting ASC 606.

Reconciliation of Free Cash Flow
FY 19
Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements and expenditures of our business operations (in millions).

Fifty-Two Week Period Ended June 26, 2019
Cash flows provided by operating activities - GAAP	$212.7
Capital expenditures	(167.6)
Free cash flow - non-GAAP	$45.1
During the fifty-two week period ended June 26, 2019, Cash flows provided by operating activities - GAAP included a reduction of $78.6 million cash tax payments related to the gain on the sale leaseback transactions. The cash proceeds received from the sale leaseback transactions of $485.9 million are recorded in Cash flows provided by investing activities during the fifty-two week period ended June 26, 2019.
WEBCAST INFORMATION
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on Brinker’s website today, August 13, 2019 at 9 a.m. CDT:
http://investors.brinker.com/events/event-details/q4-2019-brinker-international-earnings-conference-call
For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker’s website until the end of the day August 27, 2019.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker’s website under the Financial Information section of the Investor tab.
FORWARD CALENDAR

•	SEC Form 10-K for fiscal 2019 filing on or before August 26, 2019; and

•	First quarter earnings release on October 30, 2019.
ABOUT BRINKER
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Based in Dallas, Texas, as of June 26, 2019, Brinker owned, operated, or franchised 1,665 restaurants under the names Chili’s® Grill & Bar (1,612 restaurants) and Maggiano’s Little Italy® (53 restaurants).
FORWARD-LOOKING STATEMENTS
The statements and tables contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements. The forward-looking statements in the press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements except as required by law. These risks and uncertainties are, in many instances, beyond our control. Such risks and uncertainties include, among other things, the impact of competition, changes in consumer preferences, consumer perception of food safety, reduced disposable income, unfavorable publicity, increased minimum wages, governmental regulations, the impact of mergers, acquisitions, divestitures and other strategic transactions, the Company’s ability to meet its business strategy plan, loss of key management personnel, failure to hire and retain high-quality restaurant management, the impact of social media, failure to protect the security of data of our guests and team members, product availability, regional business and economic conditions, litigation, franchisee success, inflation, changes in the retail industry, technology failures, failure to protect our intellectual property, outsourcing, impairment of goodwill or assets, failure to maintain effective internal control over financial reporting, actions of activist shareholders, adverse weather conditions, terrorist acts, health epidemics or pandemics, and tax reform, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
Consolidated Statements of Comprehensive Income (Unaudited)
(In millions, except per share amounts)

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	June 26, 2019	June 27, 2018	June 26, 2019	June 27, 2018
Revenues
Company sales	$804.8	$791.4	$3,106.2	$3,041.5
Franchise and other revenues (1)	29.3	25.7	111.7	93.9
Total revenues	834.1	817.1	3,217.9	3,135.4
Operating costs and expenses
Company restaurants (excluding depreciation and amortization)
Cost of sales	213.5	208.2	823.0	796.0
Restaurant labor	268.6	267.0	1,059.7	1,033.9
Restaurant expenses (1)	202.9	190.6	812.3	757.5
Company restaurant expenses	685.0	665.8	2,695.0	2,587.4
Depreciation and amortization	38.1	37.7	147.6	151.4
General and administrative	39.1	33.9	149.1	136.0
Other (gains) and charges (2)	7.9	9.3	(4.5)	34.5
Total operating costs and expenses	770.1	746.7	2,987.2	2,909.3
Operating income	64.0	70.4	230.7	226.1
Interest expense	15.3	16.2	61.6	59.0
Other (income), net	(0.5)	(0.8)	(2.7)	(3.1)
Income before provision for income taxes	49.2	55.0	171.8	170.2
Provision for income taxes	2.5	11.2	16.9	44.3
Net income	$46.7	$43.8	$154.9	$125.9

Basic net income per share	$1.25	$1.03	$4.04	$2.75

Diluted net income per share	$1.22	$1.01	$3.96	$2.72

Basic weighted average shares outstanding	37.5	42.6	38.3	45.7

Diluted weighted average shares outstanding	38.3	43.5	39.1	46.3

Other comprehensive income (loss)
Foreign currency translation adjustments (3)	$0.3	$(0.4)	$0.2	$0.2
Other comprehensive income (loss)	0.3	(0.4)	0.2	0.2
Comprehensive income	$47.0	$43.4	$155.1	$126.1

(1)
Franchise and other revenues and Restaurant expenses in the thirteen and fifty-two week periods ended June 26, 2019 includes the impact from adoption of ASC 606, whereas the thirteen and fifty-two week periods ended June 27, 2018 was not restated. Please see “REVENUE RECOGNITION UPDATE” section below for further details. Franchise and other revenues include royalties, advertising fees (effective fiscal 2019), Maggiano’s banquet service charge income, gift card breakage, digital entertainment revenues, gift card equalization, delivery fee income, franchise and development fees, retail royalty revenues, merchandise income, and gift card discount costs from third-party gift card sales.

(2)	Other (gains) and charges included in the Consolidated Statements of Comprehensive Income include (in millions):

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	June 26, 2019	June 27, 2018	June 26, 2019	June 27, 2018
Restaurant impairment charges	$9.8	$1.7	$10.8	$10.9
Remodel-related costs	2.9	1.5	7.7	1.5
Severance and other benefit charges	0.7	0.3	0.9	0.3
Restaurant closure charges	0.3	0.2	4.3	7.5
Corporate headquarters relocation charges	0.1	—	5.3	—
Sale leaseback (gain), net of transaction charges	(5.3)	2.0	(27.3)	2.0
Lease guarantee charges (credits)	(0.4)	—	(0.4)	1.9
Property damages, net of (insurance recoveries)	(0.2)	(0.3)	(0.7)	5.1
(Gain) on sale of assets, net	(0.1)	—	(6.9)	(0.3)
Foreign currency transaction (gain) loss	(0.2)	1.3	(0.7)	1.2
Accelerated depreciation	—	0.4	1.0	1.9
Cyber security incident charges	—	2.0	0.4	2.0
Other	0.3	0.2	1.1	0.5
Total	$7.9	$9.3	$(4.5)	$34.5

(3)
Foreign currency translation adjustment included within Comprehensive income in the Consolidated Statements of Comprehensive Income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture (prior to divestiture in the second quarter of fiscal 2018) from their respective functional currencies to U.S. dollars. This amount is not included in Net income and would only be realized upon disposition of the businesses.

REVENUE RECOGNITION UPDATE
Effective fiscal 2019, we adopted ASC 606 and did not elect to restate the prior year financial statements to reflect the application of the standard. The primary impact of the adoption is the change in presentation of advertising fees received from franchisees and the timing of recognition for franchise related revenues and gift card breakage.
Under ASC 606, advertising fees are now presented on a gross basis as a component of Franchise and other revenues. Under the previous revenue accounting guidance (“Legacy GAAP”), the advertising fees were recorded as a reduction to advertising expenses within Restaurant expenses in the Consolidated Statements of Comprehensive Income. The recognition timing change for franchise related fees and gift card breakage, both recorded in Franchise and other revenues, did not have a significant impact to our results of operations in the fourth quarter and fiscal year ended June 26, 2019.
The following table presents a comparative view of the thirteen and fifty-two week period ended June 26, 2019 results prepared in accordance with ASC 606 versus Legacy GAAP.

	Thirteen Week Period Ended			Fifty-Two Week Period Ended
	June 26, 2019			June 26, 2019
	ASC 606 Amounts	Adjustments	Legacy GAAP Amounts	ASC 606 Amounts	Adjustments	Legacy GAAP Amounts
Revenues
Company sales	$804.8	$—	$804.8	$3,106.2	$—	$3,106.2
Franchise and other revenues	29.3	(6.9)	22.4	111.7	(24.6)	87.1
Total revenues	834.1	(6.9)	827.2	3,217.9	(24.6)	3,193.3
Operating costs and expenses
Company restaurants (excluding depreciation and amortization)
Cost of sales	213.5	—	213.5	823.0	—	823.0
Restaurant labor	268.6	—	268.6	1,059.7	—	1,059.7
Restaurant expenses	202.9	(4.5)	198.4	812.3	(20.3)	792.0
Company restaurant expenses	685.0	(4.5)	680.5	2,695.0	(20.3)	2,674.7
Depreciation and amortization	38.1	—	38.1	147.6	—	147.6
General and administrative	39.1	—	39.1	149.1	—	149.1
Other (gains) and charges	7.9	—	7.9	(4.5)	—	(4.5)
Total operating costs and expenses	770.1	(4.5)	765.6	2,987.2	(20.3)	2,966.9
Operating income	64.0	(2.4)	61.6	230.7	(4.3)	226.4
Operating income as a percentage of Total revenues	7.7%	(0.3)%	7.4%	7.2%	(0.1)%	7.1%

Interest expense	15.3	—	15.3	61.6	—	61.6
Other (income), net	(0.5)	—	(0.5)	(2.7)	—	(2.7)
Income before provision for income taxes	49.2	(2.4)	46.8	171.8	(4.3)	167.5
Provision for income taxes	2.5	(0.6)	1.9	16.9	(1.1)	15.8
Net income	$46.7	$(1.8)	$44.9	$154.9	$(3.2)	$151.7

Basic net income per share	$1.25	$(0.05)	$1.20	$4.04	$(0.08)	$3.96
Diluted net income per share	$1.22	$(0.04)	$1.18	$3.96	$(0.08)	$3.88

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	June 26, 2019	June 27, 2018
ASSETS
Current assets	$177.0	$156.3
Net property and equipment (1)	755.1	938.9
Deferred income taxes, net (1)	112.0	33.6
Total other assets	214.2	218.5
Total assets	$1,258.3	$1,347.3
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current installments of long-term debt	$9.7	$7.1
Other current liabilities (1)	411.9	427.2
Long-term debt, less current installments	1,206.6	1,499.6
Deferred gain on sale leaseback transactions (1)	255.3	—
Other liabilities	153.0	131.7
Total shareholders’ deficit	(778.2)	(718.3)
Total liabilities and shareholders’ deficit	$1,258.3	$1,347.3

(1)
We executed sale leaseback transactions during the fifty-two week period ended June 26, 2019 for gross consideration of $495.0 million, and removed the related Net property and equipment totaling $185.3 million from our Consolidated Balance Sheets, resulting in a net gain. Of the gain, as of June 26, 2019, $274.6 million remains deferred and is included within Other current liabilities and Deferred gain on sale leaseback transactions. The total gain is immediately taxable, resulting in $78.6 million of tax on the gain, all of which was paid during the fifty-two week period ended June 26, 2019.

Of the 1,001 company-owned restaurants locations, at June 26, 2019, we continue to own both building and land for 41 restaurant locations. The related book value of the land totaled $32.5 million and the net book value of buildings totaled $16.1 million for these locations.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Fifty-Two Week Periods Ended
	June 26, 2019	June 27, 2018
Cash flows from operating activities
Net income	$154.9	$125.9
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	147.6	151.4
Stock-based compensation	16.4	14.2
Restructure charges and other impairments	26.5	21.7
Net (gain) loss on disposal of assets	(33.1)	1.6
Changes in assets and liabilities	(99.6)	(30.3)
Net cash provided by operating activities	212.7	284.5
Cash flows from investing activities
Payments for property and equipment	(167.6)	(101.3)
Payments for franchise restaurant acquisitions	(3.1)	—
Proceeds from sale of assets	1.6	19.9
Proceeds from note receivable	2.8	1.9
Insurance recoveries	1.7	1.7
Proceeds from sale leaseback transactions, net of related expenses	485.9	—
Net cash provided by (used in) investing activities	321.3	(77.8)
Cash flows from financing activities
Borrowings on revolving credit facility	853.0	1,016.0
Payments on revolving credit facility	(1,150.0)	(588.0)
Purchases of treasury stock	(167.7)	(303.2)
Payments of dividends	(60.3)	(70.0)
Payments on long-term debt	(9.5)	(260.3)
Proceeds from issuances of treasury stock	3.0	2.3
Payments for debt issuance costs	—	(1.6)
Net cash used in financing activities	(531.5)	(204.8)
Net change in cash and cash equivalents	2.5	1.9
Cash and cash equivalents at beginning of period	10.9	9.0
Cash and cash equivalents at end of period	$13.4	$10.9

BRINKER INTERNATIONAL, INC.
Restaurant Summary

	Fiscal 2019			Fiscal 2020
	Fourth Quarter Openings	Fiscal Year Openings	Total Restaurants Open at June 26, 2019	Full Year Projected Openings
New Openings
Company-owned restaurants
Chili’s domestic (1)	2	4	944	9-11
Chili’s international	—	—	5	—
Maggiano’s	—	—	52	—
Total company-owned	2	4	1,001	9-11

Franchise restaurants
Chili’s domestic (1)	—	4	298	3
Chili’s international	4	18	365	27-32
Maggiano’s	—	1	1	1
Total franchise	4	23	664	31-36

Total company-owned and franchise restaurants
Chili’s domestic	2	8	1,242	12-14
Chili’s international	4	18	370	27-32
Maggiano’s	—	1	53	1
New openings total	6	27	1,665	40-47

Relocation Openings
Chili’s domestic company-owned relocations	—	5		0-2

(1)
During fiscal 2019, we acquired 3 domestic Chili’s restaurants previously owned by franchise partners. The acquisition of restaurants previously owned by franchisees is not reflected in the openings as they are existing restaurant locations transitioning ownership, however these acquired restaurants are included in the Total Restaurants Open at June 26, 2019 within the Company-owned restaurants row, and have been removed from the Chili’s domestic franchise restaurants row. Additionally, during fiscal 2020, we plan to acquire 116 Chili’s restaurants located throughout the Midwest United States owned by the franchisee ERJ Dining. These restaurants are not included in the fiscal 2020 Full Year Projected Openings as they are existing restaurant locations transitioning ownership.

FOR ADDITIONAL INFORMATION, CONTACT:
MIKA WARE
INVESTOR RELATIONS
investor.relations@brinker.com
AISHA FLETCHER
MEDIA RELATIONS
media.requests@brinker.com
(800) 775-7290
3000 OLYMPUS BOULEVARD
DALLAS, TEXAS 75019